Exhibit 99.1

March 31, 2023

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022

Cranford, New Jersey — March 31, 2023 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the fiscal year ended December 31, 2022 today.

Tofutti Brands reported net sales of $12,827,000, a slight increase of $237,000 or 2%, from net sales of $12,590,000 for the fiscal year ended January 1, 2022 due to the price increases implemented by the Company in the fourth quarter of 2022. Sales of our frozen dessert and frozen food product lines increased slightly to $1,876,000 in the fiscal year ended December 31, 2022 from $1,829,000 in fiscal 2021. Sales of vegan cheese products also increased slightly to $10,951,000 in the fiscal year ended December 31, 2022 from $10,761,000 in the fiscal year ended January 1, 2022.

Our gross profit for the year ended December 31, 2022 decreased by $1,000,000 to $2,342,000 from $3,342,000 for the fiscal year ended January 1, 2022 and our gross profit percentage for the fiscal year ended December 31, 2022 was 18% compared to 27% for the fiscal year ended January 1, 2022. The decrease in both our gross profit and gross profit percentage was primarily caused by the substantial increases in the costs for certain ingredients, especially palm oil, gums and flavorings and the substantial increase in freight out expense. These substantial cost increases were due primarily to the lingering supply chain issues caused by the Covid-19 pandemic and the record high cost of petroleum. The high cost of petroleum directly impacted the costs of certain ingredients and packaging such as the plastic packaging we use for our spreadable cheese products.

We had a net loss of $525,000, or a $0.10 loss per share (basic and diluted), for the year ended December 31, 2022 compared to net income of $143,000, or $0.03 (basic and diluted) per share, for the fiscal year ended January 1, 2022.

At December 31, 2022, we had approximately $1,072,000 in cash, and our working capital was $3,625,000 as compared to $1,698,000 and $4,326,000 at January 1, 2022. The decrease in cash is primarily due to the use of funds to purchase inventories during the period, due to management’s decision to purchase ingredients in advance of production needs to ensure an adequate supply and to prevent future production disruptions.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We look forward to improved results in 2023 as the price increases we have implemented take full effect and expect that our cash position will also improve.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	Fiscal year ended December 31, 2022	Fiscal year ended January 1, 2022

Net sales	$12,827	$12,590
Cost of sales	10,485	9,248
Gross profit	2,342	3,342

Operating expenses:
Selling and warehousing	1,147	1,206
Marketing	564	281
Product development costs	143	124
General and administrative	1,404	1,489
Total operating expenses	3,258	3,100

Income (loss) from operations	(916)	242
SBA loan forgiveness	165	-

Income (loss) before interest expense and income taxes	(751)	242
Interest expense	2	25
Income (loss) before provision for income taxes	(753)	217
(Benefit from) provision for income taxes	(228)	74

Net income (loss)	$(525)	$143

Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,154
Net income (loss) per common share:
Basic	$(0.10)	$0.03
Diluted	$(0.10)	$0.03

TOFUTTI BRANDS INC.

BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2022	January 1, 2022
Assets
Current assets:
Cash	$1,072	$1,698
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $495 and $435, respectively	1,305	1,336
Inventories	2,463	1,874
Prepaid expenses and other current assets	80	98
Total current assets	4,920	5,006

Operating lease right-of-use assets	158	203
Finance lease right-of-use asset	53	-
Deferred tax assets	367	112
Other assets	19	21
Total assets	$5,517	$5,342

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$-	$165
Income taxes payable	41	46
Accounts payable	684	122
Accrued expenses	555	347
Financing lease liability, current portion	15	-
Total current liabilities	1,295	680

Operating lease liabilities, net of current portion	85	95
Finance lease liability, net of current portion	39	-
Total liabilities	1,419	775

Stockholders’ equity:
Preferred stock – par value $.01 per share; authorized 100,000 shares, none issued and outstanding	-	-
Common stock – par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	263	207
Retained earnings	3,783	4,308
Total stockholders’ equity	4,098	4,567
Total liabilities and stockholders’ equity	$5,517	$5,342